Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On September 18, 2017, Catalent Pharma Solutions, Inc., a wholly owned subsidiary of Catalent, Inc. (“Catalent”), entered into an Interest Purchase Agreement (the “Acquisition Agreement”) with Cook Pharmica LLC, an Indiana limited liability company (“Cook Pharmica”), Cook Group Incorporated, an Indiana corporation (the “Seller”) and, solely for purposes of Section 7.19 of the Acquisition Agreement, Catalent. Unless otherwise indicated or the context otherwise requires, the terms “Catalent,” “we,” “our,” “the Company,” and “us” refer to Catalent and its subsidiaries on a consolidated basis. In these unaudited pro forma condensed combined financial statements and the notes thereto, when we refer to our fiscal years, which end on June 30, we say “fiscal” and the year number, as in “fiscal 2017”, which refers to our fiscal year ended June 30, 2017. We refer in these unaudited pro forma condensed combined financial statements and the notes thereto to our Annual Report on Form 10-K for fiscal 2017 as our “2017 Form 10-K.”

Pursuant to the terms and conditions of the Acquisition Agreement, at the closing, we will acquire 100% of the outstanding equity interests of Cook Pharmica (the “Acquisition”). The aggregate purchase price payable by us is $950.0 million of which (i) $750.0 million is payable on the closing date of the Acquisition (less an amount to be placed in escrow for adjustment purposes and a previous deposit), subject to customary purchase price adjustments related to the amount of Cook Pharmica’s working capital, cash, debt and transaction expense reimbursement as described in the Acquisition Agreement and (ii) $200.0 million is payable in $50.0 million increments on each anniversary of the closing date of the Acquisition over four years (the “Deferred Purchase Consideration”).

The closing of the Acquisition is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the clearance of the Acquisition from the German Federal Cartel Office. The Acquisition Agreement contains certain termination rights for the Seller and us, including if the closing does not occur before March 18, 2018. We have agreed to pay the Seller a termination fee of $35.0 million upon termination of the Acquisition Agreement under certain specified circumstances. We currently anticipate obtaining satisfaction or waiver of the closing conditions and closing the Acquisition during our second quarter of fiscal 2018, although there can be no assurance that the Acquisition will close when anticipated, or at all.

We expect to obtain the funds necessary to pay the portion of the Acquisition consideration due at the closing with (a) the approximately $277.4 million of net proceeds from the underwritten public offering of our common stock, which closed on September 29, 2017 (the “Equity Offering”), (b) the net proceeds from the issuance of $450.0 million aggregate principal amount of new notes to be sold pursuant to a private offering (the “Debt Offering”, and together with the Equity Offering, the “Financing Transactions”), and (c) cash on hand. We are giving effect to the Equity Offering which consisted of the issuance of 7,354,250 shares of our common stock at the offering price of $39.10 per share.

Contemporaneous with our entry into the Acquisition Agreement, we entered into a debt commitment letter, dated September 18, 2017, with Morgan Stanley Senior Funding, Inc., JP Morgan Chase Bank, N.A., Royal Bank of Canada, RBC Capital Markets, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as commitment parties, pursuant to which and subject to the terms and conditions set forth therein, the commitment parties agreed to provide a senior unsecured bridge loan facility (the “Bridge Facility”) of up to $700.0 million in the aggregate for the purpose of providing the financing necessary to fund a portion of the consideration to be paid pursuant to the terms of the Acquisition Agreement and related fees, costs, and expenses (the “Bridge Loan Commitment”). The Bridge Loan Commitment will be reduced on a dollar-for-dollar basis by 100% of the gross cash proceeds from the Financing Transactions. We do not currently expect to make any borrowings under the Bridge Facility.

Our fiscal year ends on June 30, while Cook Pharmica’s fiscal year ends on December 31. Pursuant to Rule 11-02(c)(3) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), the fiscal years have been conformed to have a fiscal year end of June 30 for the purpose of presenting summary unaudited pro forma condensed combined financial statements, because the two fiscal year ends are separated by more than 93 days.

The unaudited pro forma condensed combined balance sheet combines our audited year end consolidated balance sheet as of June 30, 2017 and the unaudited balance sheet of Cook Pharmica as of June 30, 2017. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 combines our audited consolidated statement of operations for fiscal 2017 with the unaudited statement of income of Cook

Pharmica for the twelve months ended June 30, 2017. The unaudited statement of income of Cook Pharmica for the twelve months ended June 30, 2017 is derived by adding the unaudited statement of income information for the six months ended June 30, 2017 to the audited statement of income information for the year ended December 31, 2016 and subtracting the unaudited statement of income information for the six months ended June 30, 2016.

The following unaudited pro forma condensed combined statement of operations gives effect to the Acquisition and the Financing Transactions as if they had closed on July 1, 2016. The following unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and the Financing Transactions as if they had closed on June 30, 2017. The summary unaudited pro forma condensed combined financial statements do not give effect to a potential amendment of the credit agreement governing our senior secured credit facilities, which we intend to seek contemporaneously with the Debt Offering.

The historical financial data is adjusted in the unaudited pro forma condensed combined financial statements to give effect to unaudited pro forma adjustments that are (1) directly attributable to the Acquisition and the Financing Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on our consolidated operating results. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data.

In addition, in connection with our entry into the Acquisition Agreement, we and the Seller have agreed that on the closing of the Acquisition, (i) the Seller and Cook Pharmica will enter into a transition services agreement, pursuant to which the Seller and Cook Pharmica will provide certain services to facilitate the transition of Cook Pharmica’s business and (ii) Cook Pharmica and two affiliates of the Seller (collectively, “Cook Medical”) will enter into a supply agreement, pursuant to which Cook Pharmica will manufacture, fill, inspect, label, package, test, release, and supply in vitro fertilization (“IVF”) media to Cook Medical and its affiliates. No pro forma adjustments were made in contemplation of these two agreements as they were not material.

The unaudited pro forma condensed combined statement of operations is not necessarily indicative of operating results that would have been achieved had the Acquisition and the Financing Transactions been completed as of July 1, 2016 and are not intended to project our future financial results after the Acquisition and the Financing Transactions. The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been had the Acquisition and the Financing Transactions closed on June 30, 2017 or for any future or historical period. The unaudited pro forma condensed combined statement of operations and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition that may be derived, either or both of which may have a material effect on our consolidated results in periods following completion of the Acquisition.

The unaudited pro forma condensed combined financial data should be read in conjunction with the following information:

•	the notes to the unaudited pro forma condensed combined financial data;

•	Item 1.01 of Catalent’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2017, including the exhibit thereto, which describes the Acquisition;

•	our audited consolidated financial statements as of and for fiscal 2017, which are included in our 2017 Form 10-K, as filed with the SEC;

•	the audited financial statements of Cook Pharmica as of and for the year ended December 31, 2016, which are included in Exhibit 99.1 of Catalent’s Current Report on Form 8-K filed with the SEC on September 25, 2017; and

•	the unaudited financial statements of Cook Pharmica as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, which are included in Exhibit 99.2 of Catalent’s Current Report on Form 8-K filed with the SEC on September 25, 2017.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2017

(dollars in millions, except per share data)

	Catalent	Cook Pharmica		Financing Transactions		Acquisition		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$288.3	$—		$718.7	(a)	$(763.9	)(b)	$243.1
Trade receivables, net	488.8	32.9		—		—		521.7
Inventories	184.9	16.2		—		—		201.1
Prepaid expenses and other	97.8	2.0		—		—		99.8

Total current assets	1,059.8	51.1		718.7		(763.9)		1,065.7
Property, plant, and equipment, net	995.9	171.7		—		63.0	(c)	1,230.6
Other assets:
Goodwill	1,044.1	—		—		408.7	(d)	1,452.8
Other intangibles, net	273.1	—		—		260.0	(e)	533.1
Deferred income taxes	53.9	110.6		—		(110.6	)(f)	53.9
Other	27.5	—		—		—		27.5

Total assets	$3,454.3	$333.4		$718.7		$(142.8)		$4,363.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$24.6	$—		$—		$48.4	(g)	$73.0
Accounts payable	163.2	4.9		—		—		168.1
Other accrued liabilities	281.2	18.6	(h)	—		—		299.8

Total current liabilities	469.0	23.5		—		48.4		540.9
Long-term obligations, less current portion	2,055.1	—		441.3	(i)	134.5	(g)	2,630.9
Pension liability	129.5	—		—		—		129.5
Deferred income taxes	31.7	—		—		—		31.7
Other liabilities	45.5	0.1	(h)	—		—		45.6
Commitment and contingencies	—	—		—		—		—
Shareholders’ equity/(deficit):
Common stock $0.01 par value; 1.0 billion shares authorized actual and pro forma; 125,049,867 shares issued and outstanding actual and 132,404,117 shares issued and outstanding, pro forma	1.3	—		0.1	(j)	—		1.4
Preferred stock $0.01 par value; 100 million authorized actual and pro forma; 0 issued and outstanding actual and pro forma	—	—		—		—		—
Additional paid in capital	1,992.0	—		277.3	(j)	—		2,269.3
Accumulated deficit	(955.7)	(163.9)		—		148.0	(j),(k)	(971.6)
Net parent investment	—	473.7		—		(473.7	)(k)	—
Accumulated other comprehensive income/(loss)	(314.1)	—		—		—		(314.1)

Total shareholders’ equity	723.5	309.8		277.4		(325.7)		985.0

Total liabilities and shareholders’ equity	$3,454.3	$333.4		$718.7		$(142.8)		$4,363.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2017

(dollars in millions, except per share data)

	Catalent	Cook Pharmica (Note 1)		Reclassifications(l)	Financing Transactions		Acquisition		Pro Forma
Net revenue	$2,075.4	$179.0		$1.3	$—		$—		$2,255.7
Cost of sales	1,420.8	119.4		1.4	—		1.1	(m)	1,542.7

Gross margin	654.6	59.6		(0.1)	—		(1.1)		713.0
Selling, general and administrative expenses	402.6	21.6		4.5	—		14.6	(n),(o)	443.3
Impairment charges and (gain)/loss on sale of assets	9.8	—		—	—		—		9.8
Research and development	—	1.1		(1.1)	—				—
Corporate Allocation	—	3.1		(3.1)	—				—
Restructuring and other	8.0	—		—	—		—		8.0

Operating earnings	234.2	33.8		(0.4)	—		(15.7)		251.9
Interest expense, net	90.1	—		—	32.5	(p)	—		122.6
Other (income)/expense, net	8.5	—		(0.4)	—		—		8.1

Earnings from continuing operations before income taxes	135.6	33.8		—	(32.5)		(15.7)		121.2
Income tax expense/(benefit)	25.8	(110.4	)(q)	—	(12.7	)(q)	(6.1	)(q)	(103.4)

Net earnings	$109.8	$144.2		$—	$(19.8)		$(9.6)		$224.6

Earnings per share attributable to Catalent
Basic
Net earnings	$0.88								1.70	(r)
Diluted
Net earnings	0.87								1.67	(r)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

As Cook Pharmica’s fiscal year of December 31 differs from our fiscal year of June 30, in order for the pro forma results to be comparable to ours, the Cook Pharmica statement of income for the twelve months ended June 30, 2017 was calculated as follows:

	Six months ended June 30, 2017	+	Year Ended December 31, 2016	-	Six months ended June 30, 2016	=	Twelve months ended June 30, 2017
(dollars in millions)	(unaudited)				(unaudited)		(unaudited)
Net revenues—external	$83.9		$168.3		$82.7		$169.5
Revenues—affiliates	5.0		9.5		5.0		9.5

Total revenues	88.9		177.8		87.7		179.0
Cost of revenues	60.8		121.9		63.3		119.4

Gross profit	28.1		55.9		24.4		59.6

Sales, marketing, and administrative	11.0		21.9		11.3		21.6
Research and development	0.7		1.0		0.6		1.1
Corporate allocation	1.9		2.9		1.7		3.1
Other expense, net	0.1		0.1		0.2		—
Income before income taxes	14.4		30.0		10.6		33.8

Income tax expense / (benefit)	(110.7)		0.1		(0.2)		(110.4)

Net income	$125.1		$29.9		$10.8		$144.2

Note 2—Preliminary Purchase Price Allocation

As discussed above, the aggregate purchase price for the Acquisition is $950.0 million of which (i) $750.0 million is payable on the closing date of the Acquisition (less an amount to be placed in escrow for adjustment purposes and a previous deposit), subject to customary purchase price adjustments related to the amount of Cook Pharmica’s working capital, cash, debt and transaction expenses as described in the Acquisition Agreement and (ii) the Deferred Purchase Consideration of $200.0 million is payable in $50.0 million increments on each anniversary of the closing date of the Acquisition over four years.

The Acquisition will be accounted for as a business combination in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805 Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the Acquisition completion date. Accordingly, the cost to acquire such interests will be allocated to the underlying net assets based on their respective fair values. The fair value of Cook Pharmica’s identifiable tangible and intangible assets acquired and liabilities assumed, along with the Deferred Purchase Consideration, are based on a preliminary estimate of fair value as of June 30, 2017. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to all identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions that our management believes are reasonable based on currently available information as of the date of the offering memorandum for the Debt Offering. The final purchase price and fair value assessment of identifiable assets acquired and liabilities assumed will be completed following the closing date of the Acquisition based on a detailed valuation analysis that has not yet been completed. The final purchase price allocation may be different from that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

Preliminary Purchase Price Allocation

(dollars in millions)
Preliminary purchase price:
Cash paid at closing	$748.0
Fair value of Deferred Purchase Consideration(*)	182.9

Total estimated purchase price	$930.9

Preliminary purchase price allocation
Property, plant and equipment	$234.7
Customer relationships	260.0
Other net assets	27.5
Goodwill	408.7

Total	$930.9

(*)	We have preliminarily determined the fair value using assumptions including the yield on applicable U.S. Treasury notes, our credit spread, and a present value factor.

Note 3—Conforming Accounting Policies

Following the Acquisition, we will conduct a review of Cook Pharmica’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Cook Pharmica’s results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, we were not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 4.

Note 4—Pro Forma Adjustments

The adjustments described below are keyed to the footnotes in the Unaudited Pro Forma Condensed Combined Financial Statements. This note should be read in conjunction with Note 1—Basis of Presentation, Note 2—Preliminary Purchase Price Allocation, and Note 3—Conforming Accounting Policies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents an increase in cash and cash equivalents in the amount of $718.7 million, which relates to the Debt Offering and the Equity Offering, calculated as:

(i)	an increase of $287.6 million to reflect the gross proceeds raised in the Equity Offering;

(ii)	a decrease of $10.2 million to reflect fees of the Equity Offering;

(iii)	an increase of $450.0 million to reflect the gross proceeds expected to be raised in the Debt Offering; and

(iv)	a decrease of $8.7 million to reflect debt issuance costs related to the Debt Offering.

(b)	Represents a decrease in cash and cash equivalents in the amount of $763.9 million, which relates to the Acquisition, calculated as:

(i)	a decrease of $748.0 million paid by us at the closing of the Acquisition; and

(ii)	a decrease of $15.9 million to reflect other estimated Acquisition-related costs such as fees and expenses payable with respect to the Bridge Loan Commitment and other legal and banking fees and expenses that were not incurred as of June 30, 2017 and are expected to be incurred through the closing of the Acquisition.

(c)	Represents an increase in property, plant, and equipment of $63.0 million as a result of adjusting the historical book value of such assets to the preliminary estimated fair value.

(d)	Represents the recognition of $408.7 million of goodwill for the excess of the preliminary fair value purchase price over the estimated fair value of Cook Pharmica’s net assets.

(e)	Represents the recognition of $260.0 million of intangible assets consisting of customer relationships as a result of the Acquisition, calculated using the multi-period excess earnings method for the valuation of customer relationships.

(f)	Represents the elimination of Cook Pharmica’s deferred income taxes of $110.6 million as a result of the Acquisition because the transaction is taxable and does not result in any deferred taxes as of date of closing of the Acquisition, since the book basis and tax basis of Cook Pharmica will be the same.

(g)	Represents the current and long-term portions of the Deferred Purchase Consideration, recognized at estimated fair value as of June 30, 2017, as discussed in Note 2—Preliminary Purchase Price Allocation.

(h)	Represents reclassifications to conform to our basis of presentation for our balance sheet, which have no effect on the net equity of Cook Pharmica and relate to:

(i)	Historical employee compensation, business taxes, sundry, and deferred revenue totaling $18.6 million, which were reclassified to other accrued liabilities.

(dollars in millions)	June 30, 2017 Increase/(Decrease)
Employee Compensation	(5.8)
Business taxes	(1.2)
Sundry	(0.7)
Deferred revenue	(10.9)

Other accrued liabilities	18.6

(ii)	Historical deferred compensation of $0.1 million, which was reclassified to other liabilities.

(dollars in millions)	June 30, 2017 Increase/(Decrease)
Deferred Compensation	(0.1)

Other liabilities	0.1

(i)	Represents the net increase in long-term obligations of $450.0 million as a result of the Debt Offering, net of $8.7 million of debt issuance costs.

(j)	Represents an increase to our equity as a result of the Equity Offering, which consisted of the issuance of 7,354,250 shares at an offering price of $39.10:

(i)	an increase in shareholders’ equity of $0.1 million relating to the issuance of 7,354,250 shares at a par value of $0.01;

(ii)	an increase in shareholders’ equity / additional paid-in capital of $277.3 million relating to the aggregate capital assumed to be raised in excess of par value (exclusive of underwriting fees and other equity offering fees); and

(iii)	an increase in accumulated deficit of $15.9 million to reflect other estimated transaction costs, including expenses of the Bridge Facility and legal and banking fees that were not incurred as of June 30, 2017 and are expected to be incurred through the closing of the Acquisition.

(k)	Represents the elimination of Cook Pharmica’s equity balance in connection with the Acquisition.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(l)	Represents reclassifications to conform to our basis of presentation for our statement of operations, which have no effect on the net income of Cook Pharmica, and relate to:

(i)	research and development costs and corporate allocation costs totaling $4.2 million, which were reclassified to selling, general and administrative expenses;

(ii)	royalty fees of $1.4 million, which were reclassified from other (income)/expense, net to cost of sales;

(iii)	research and development revenue of $1.3 million, which was reclassified from other (income)/expense, net to net revenue; and

(iv)	employee compensation of $0.3 million, which was reclassified from other (income)/expense, net to selling, general, and administrative expenses.

(m)	Represents a net adjustment to depreciation expense of $1.1 million related to the fair value of the property, plant, and equipment acquired in the Acquisition. The revised depreciation expense was calculated on a straight-line basis using the following estimated useful lives as determined by management: Buildings and Improvements—35 years; Machinery and Equipment—5 to 10 years; Other Equipment—4 years. We made an adjustment to conform Cook Pharmica’s typically shorter depreciation schedules to our accounting policies with respect to depreciable lives.

(n)	Represents amortization expense of intangible assets resulting from the Acquisition. The intangible assets represent customer relationships with an estimated useful life of 15 years, which we will amortize on a straight-line basis. The estimated useful life was determined based on a review of the period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and/or management’s view based on historical experience with similar assets. Total pro forma amortization expense recorded for the twelve months ended June 30, 2017 is $17.3 million. A 10% increase / decrease in the estimated fair value of intangibles will increase / decrease amortization by $1.7 million.

(o)	Represents the elimination of $2.7 million in transaction costs paid by us during our fiscal 2017 that are non-recurring and directly related to the Acquisition.

(p)	Represents the adjustments to interest expense of $32.5 million in connection with the Debt Offering and amortization of the Deferred Purchase Consideration, calculated as follows:

(i)	an increase of $24.7 million related to cash interest on the new notes at an assumed interest rate. A 0.125 percentage point change in the assumed interest rate on the notes would correspondingly change interest expense by $0.6 million on a pro forma basis for the year ended June 30, 2017;

(ii)	an increase of $1.1 million related to the amortization of an aggregate $8.5 million of debt issuance costs estimated to be incurred in connection with the Debt Offering; and

(iii)	an increase of $6.7 million related to non-cash interest on the Deferred Purchase Consideration at an estimated interest rate of 3.68%. The expense associated with this non-cash interest was calculated using the effective interest method.

(q)	In the six months ended June 30, 2017, Cook Pharmica determined that it no longer had a three-year cumulative pre-tax loss and expected to generate positive net pre-tax income in future years. Cook Pharmica, therefore, reversed the valuation allowance against the net deferred tax asset, resulting in an income tax benefit of $110.7 million. No pro forma adjustment was made to this income tax benefit as the release of the tax valuation allowance is not directly related to the Acquisition and Financing Transactions. The reversal of the valuation allowance and its impact on the effective tax rate is not considered to be representative of the income taxes of the combined organization on a go-forward basis. We expect Cook Pharmica to achieve an effective tax rate of 39% and have applied that rate to the pro forma adjustments presented herein. Exclusion of the Cook Pharmica income tax benefit from the pro forma net earnings attributable to us would result in basic and diluted net earnings per share of $0.86 and $0.85, respectively, which represents a $0.02 decrease from each of our basic and diluted net earnings per share.

(r)	Basic and diluted net earnings per share are each calculated by dividing pro forma net earnings attributable to us by the weighted average shares outstanding and diluted weighted average shares outstanding, respectively, for the year ended June 30, 2017, as adjusted for the issuance of 7,354,250 shares related to the Equity Offering as of the beginning of the annual period.